As filed with the Securities and Exchange Commission on July 10, 1996

                                   Registration No. 33-__________


            SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549
             -------------------------------

                        FORM S-8

                 REGISTRATION STATEMENT
                         UNDER
                THE SECURITIES ACT OF 1933

                 MONOCACY BANCSHARES, INC.
  (Exact name of Registrant as specified in its charter)


       Maryland                                  52-1824297
      ----------                                ------------
(State or other jurisdiction                   (I.R.S. Employer
incorporation or organization)               Identification No.)


222 East Baltimore Street, Taneytown, Maryland        21787
- ----------------------------------------------        -----
(Address of Principal Executive Offices)            (Zip Code)



                TANEYTOWN BANK & TRUST COMPANY
                   RETIREMENT SAVINGS PLAN

                   (Full title of the plan)

                 ----------------------------


   Frank W. Neubauer                          Copies To:
      President                      Nicholas Bybel, Jr., Esquire
Monocacy Bancshares, Inc.               Robin M. Wilder, Esquire
222 East Baltimore Street                 Shumaker Williams, P.C.
Taneytown, Maryland 21787                   Post Office Box 88
   (410) 756-2655                              Harrisburg,
- -------------------------                   Pennsylvania 17108
(Name, address, including                     (717) 763-1121
 zip code, and telephone
 number, including area code,
 of agent for service)


                 CALCULATION OF REGISTRATION FEE

Title of Each Class        Amount           Proposed Maximum
of Securities to be        to be            Offering Price
Registered                 Registered<F1>   Per Share<F2>

Common Stock               200,000          $23.50
$5.00 par value


Title of Each Class        Proposed Maximum           Amount of
of Securities to be        Aggregate                  Registration
Registered                 Offering Price <F2>        Fee

Common Stock               $4,700,000                 $1,620.69
$5.00 par value


<F1>  Based on the maximum number of shares of Monocacy
Bancshares, Inc. common stock, par value $5.00 per share ("Common
Stock") authorized for issuance under the Taneytown Bank & Trust
Company Retirement Savings Plan (the "Retirement Savings Plan").

<F2>  Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the closing bid and asked prices of the Common Stock on July 8, 1996, with respect to the 200,000 shares of Common Stock issuable under the Retirement Savings Plan.


      TO PARTICIPANTS IN THE TANEYTOWN BANK & TRUST COMPANY
                    RETIREMENT SAVINGS PLAN

     Monocacy Bancshares, Inc. (the "Company") has filed a registration statement concerning its shares of common stock, $5.00 par value ("Common Stock") that may, from time to time, be issued pursuant to the retirement savings plan of the subsidiary of the Company, the Taneytown Bank & Trust Company Retirement Savings Plan (the "Retirement Savings Plan"). The Prospectus deemed to form a part of the registration statement consists of certain documents and explanatory memoranda regarding the Retirement Savings Plan. Also deemed to comprise part of the Prospectus, are the following documents, each of which is specifically incorporated by reference into the registration statement and each of which is on file with the United States Securities and Exchange Commission ("SEC") (Periodic Report File No. 0-22536):

     (a) The Company's annual report on Form 10-K for the year ended December 31, 1995; and (b) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996.

     All documents filed with the SEC by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in the Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

     The Company will provide without charge to each Plan participant who so requests, a copy of any or all of the documents mentioned above as well as all documentation relating to the Retirement Savings Plan required to be delivered to Plan participants pursuant to the rules adopted under the Securities Act of 1933. Requests for such copies should be addressed orally or in writing to:

                Attention:  Treasurer
                Monocacy Bancshares, Inc.
                222 East Baltimore Street
                Taneytown, Maryland 21787
                (410) 756-2655

July 10, 1996

                          PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          There are hereby incorporated by reference in this registration statement the following documents filed by the Company with the Commission (Periodic Report File No. 0-22536):

     (a)  Annual Report on Form 10-K for the year ended December
31, 1995; and

     (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996.


          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I of Form S-8, are not filed with the Securities and Exchange Commission as part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Inapplicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Inapplicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company has charter provisions limiting the personal liability of directors, and officers, for money damages except that such charter provisions do not limit liability (a) for, and to the extent of, actual receipt of an improper benefit in money, property or services or (b) in respect of an adjudication based upon a finding of active and deliberate dishonesty which was material to the cause of action adjudicated. The charter provisions do not affect potential liability of directors and officers to third parties, such as creditors of the Company, nor do they affect the right of a state government entity, receiver, conservator or depositor to sue a director or officer of the Company for money damages.

          The limitation applies to liability for acts or omissions occurring after February 18, 1988 and not to liability for acts or omissions occurring prior to that date.

          Under Maryland law, directors are required to discharge their duties in good faith, in a manner reasonably believed to be in the best interests of the corporation they serve and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland courts, however, have held that a director may not be liable for money damages (as opposed to equitable relief) unless his conduct constitutes gross or culpable negligence if the corporation the director serves has limited the liability of directors for money damages to gross or culpable negligence in its charter. Because of this charter provision, a stockholder of the Company will be able to recover money damages against a director or officer of the Company only if he is able to prove that (a) the director or officer actually received an improper benefit in money, property or services (in which case recovery is limited to the actual amount of such improper benefit ) or (b) the action, or failure to act, by the director or officer, was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding. The principal effect of this charter provision is that the Company and the shareholders do not have a cause of action for money damages against directors or officers for breaches of their fiduciary duties to the Company, or the shareholders constituting grossly negligent business decisions on behalf of the Company. Such conduct could relate to any business matter, including acquisitions and dispositions of property, financings, takeover proposals and business development programs.

          This charter provision does not limit the right of the Company or the Bank or any shareholder to sue for an injunction or any other non-monetary relief in the event of a breach of a director's or officer's duty of care or other breach of duty or responsibility, although it is possible that the elimination of money damages may have the practical effect of discouraging such suits, unless one of the exceptions of the legislation (i.e., cases of improper personal benefit or active and deliberate dishonesty material to the claim) is applicable. This charter provision does not apply to any act or omission by a director or officer occurring prior to February 18, 1988, regardless of when a claim might be asserted. This charter provision does not apply to claims against directors or officers arising out of their responsibilities under the federal securities laws. There has not yet been any judicial interpretation of the precise scope or validity of these provisions. It is possible that under some circumstances a court could rule that certain liabilities which the law purports to allow the Company or the Bank to eliminate may not be eliminated. The charter provision's coverage extends only so far as legally permitted.

          The charter of the Company provides that the Company shall indemnify its directors and officers to the fullest extent required or permitted by Maryland law, including the advance of expenses under the procedures required, and to the fullest extent permitted, by law.

In addition, the Company shall indemnify such other employees and agents to the extent authorized by the Board of Directors or the Company's Bylaws and permitted by law. Such rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out the indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. The charter may not be amended to limit or eliminate such right to indemnification with respect to acts or omissions occurring prior to such amendment.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Inapplicable.

ITEMS 8.  EXHIBITS

                                                   Page Number in
                                             Sequential Numbering
                                                           System
Exhibit No.                                           -----------
- -----------

   4          Taneytown Bank & Trust Company
              Retirement Savings Plan
              (included in Exhibit 99)

   5          Opinion of Shumaker Williams, P.C.

   23(i)      Consent of Stegman & Company

   23(ii)     Consent of Shumaker Williams, P.C.
              (included in Exhibit 5)

                              II-3


   24         Power of Attorney of Directors and
              Officers
              (included on Signature Page)

   99(i)      Taneytown Bank & Trust Company
              Retirement Savings Plan

   99(ii)     Internal Revenue Service
              Determination Letter


ITEM 9.   UNDERTAKINGS

          (a)    The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)   To include any prospectus required by
                       Section 10(a)(3) of the Securities Act of
                       1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with
                       respect to the plan of distribution not
                       previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs
                       (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Taneytown, State of Maryland on June 24, 1996.

                                MONOCACY BANCSHARES, INC.

                            By: /s/ Frank W. Neubauer
                                --------------------------
                                Frank W. Neubauer
                                President and Chief Executive
                                Officer


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank W. Neubauer and Michael K. Walsch, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                 Capacity              Date
                                 --------              ----


/s/ Frank W. Neubauer       President and Chief     June 24, 1996
- ------------------------    Executive Officer and
Frank W. Neubauer           Director (Principal
                            Executive Officer)


/s/ Michael K. Walsch       Executive Vice          June 24, 1996
- ------------------------    President and Treasurer
Michael K. Walsch           (Principal Financial and
                            Accounting Officer)

/s/ Donald R. Hull          Chairman of the Board   June 24, 1996
- ------------------------    and Director
Donald R. Hull


/s/ Eric E. Glass           Vice Chairman of the    June 24, 1996
- ------------------------    Board and Director
Eric E. Glass


/s/ David M. Abramson       Director                June 24, 1996
- ------------------------
David M. Abramson


/s/ E. Wayne Baumgardner    Director                June 24, 1996
- ------------------------
E. Wayne Baumgardner


/s/ George B. Crouse        Director                June 24, 1996
- ------------------------
George B. Crouse


/s/ Glenn E. Eaves          Director                June 24, 1996
- ------------------------
Glenn E. Eaves


/s/ Jacob M. Yingling       Director                June 24, 1996
- ------------------------
Jacob M. Yingling

                         INDEX TO EXHIBITS

Exhibit No.
- ------------

4         Taneytown Bank & Trust Company Retirement Savings Plan
          (included in Exhibit 99)

5         Opinion of Shumaker Williams, P.C.

23(i)     Consent of Stegman & Company

23B(ii)   Consent of Shumaker Williams, P.C. (included in
          Exhibit 5)

24        Power of Attorney (included on signature page herein)

99(i)     Taneytown Bank & Trust Company Retirement Savings Plan

99(ii)    Internal Revenue Service Determination Letter